FORM 3      U.S. Securities and Exchange Commission    OMB APPROVAL
                  WASHINGTON, D.C.  20549              OMB Number: 3235-0104
                                                       Expires: April 30, 1997
                Initial Statement of Beneficial        Estimated average
                     Ownership of Securities           burden hours per
                                                       response....0.5

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person:

    BARTON             CRAIG            WILLIAM
    (Last)            (First)          (Middle)

    1313 N. Webb Road
    (Street)

    Wichita                  Kansas              67278
    (City)                   (State)             (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year): December 19, 1996

3.  IRS or Social Security Number of Reporting Person (Voluntary): 509527802

4.  Issuer Name and Ticker or Trading Symbol Stoico Restaurant Group, Inc.:
(SRGI)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

    _X_  Director                    ____ 10% Owner
    ___  Officer (give               ____ Other (specify
                  title below)                    below)

6.  If Amendment, Date of Original (Month/Day/Year):

7.  Individual or Joint/Group Filing:
    (Check applicable line)

     _X_    Form filed by One Reporting Person

     ___    Form filed by More than One Reporting Person

          TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Security   2. Amount         3. Ownership     4. Nature of
    (Instruction 4)        of Securities     Form:            of Indirect
                           Beneficially      Direct (D) or    Beneficial
                           Owned             Indirect (I)     Ownership
                           (Instruction 4)   (Instruction 5)  (Instruction 5)
_____________________  ___________________ _________________ ________________

Common Stock           10,000               D
Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                  (Over)

                        (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

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Form 3 (continued)

     TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
             WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security (Instruction 4):

2. Date Exercisable and Expiration Date (Month/Day/Year):

   Date Exercisable:
   Expiration Date:

3. Title and Amount of Securities Underlying Derivative Security
   (Instruction 4):

   Title:
   Amount or Number of Shares:

4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instruction 5):

6. Nature of Indirect Beneficial Ownership(Instruction 5):

Explanation of Responses:



                           /s/ Craig William Barton          December 19, 1996
                           ---------------------------------------------------
                           **Signature of Reporting Person   Date

Note:  File three copies of this Form, one of which must be manually signed.

     If space provided is insufficient, see Instruction 6 for procedure.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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